         ===============================================================





                     AMENDED AND RESTATED CREDIT AGREEMENT

                                    Between

                                 TREADCO, INC.

                                      and

                       SOCIETE GENERALE, SOUTHWEST AGENCY



                         Dated as of September 30, 1997





          ============================================================

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
                                    ARTICLE I
                              CERTAIN DEFINED TERMS

     Section 1.1   Definitions  . . . . . . . . . . . . . . . . .    1
     Section 1.2   Accounting Terms . . . . . . . . . . . . . . .   13
     Section 1.3   Miscellaneous  . . . . . . . . . . . . . . . .   13

                                   ARTICLE II
                              TERMS AND CONDITIONS

     Section 2.1   Advances and Letters of Credit . . . . . . . .   13
     Section 2.2   Interest . . . . . . . . . . . . . . . . . . .   14
     Section 2.3   Fees . . . . . . . . . . . . . . . . . . . . .   15
     Section 2.4   Payments and Computations  . . . . . . . . . .   16
     Section 2.5   Illegality . . . . . . . . . . . . . . . . . .   16
     Section 2.6   Increased Costs  . . . . . . . . . . . . . . .   16
     Section 2.7   Taxes/Net Payments . . . . . . . . . . . . . .   17
     Section 2.8   Interest on Overdue Amounts  . . . . . . . . .   18
     Section 2.9   Mandatory Prepayments  . . . . . . . . . . . .   18
     Section 2.10  Optional Prepayments . . . . . . . . . . . . .   18
     Section 2.11  Compensation . . . . . . . . . . . . . . . . .   19
     Section 2.12  Termination or Reduction of Commitment . . . .   19
     Section 2.13  Extension of Termination Date  . . . . . . . .   19
     Section 2.14  Obligations Absolute . . . . . . . . . . . . .   19
     Section 2.15  Limited Liability of the Bank  . . . . . . . .   20

                                   ARTICLE III
                                    SECURITY

     Section 3.1   Collateral.    . . . . . . . . . . . . . . . .   22
     Section 3.2   Further Assurances . . . . . . . . . . . . . .   22

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

     Section 4.1   Conditions to Initial Advance and Letter
                   of Credit  . . . . . . . . . . . . . . . . . .   22
     Section 4.2   Conditions Precedent for each
                   Advance or Letter of Credit  . . . . . . . . .   23

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     Section 5.1   Organization and Authority . . . . . . . . . .   23
     Section 5.2   Other Instruments  . . . . . . . . . . . . . .   24
     Section 5.3   Financial Condition  . . . . . . . . . . . . .   24
     Section 5.4   Litigation . . . . . . . . . . . . . . . . . .   24
     Section 5.5   Title to Properties; Liens . . . . . . . . . .   24
     Section 5.6   Tax Returns  . . . . . . . . . . . . . . . . .   24
     Section 5.7   Environmental  . . . . . . . . . . . . . . . .   25
     Section 5.8   Subsidiaries . . . . . . . . . . . . . . . . .   25
     Section 5.9   Executive Office; Production Facilities  . . .   25

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

     Section 6.1   Information  . . . . . . . . . . . . . . . . .   26
     Section 6.2   Insurance  . . . . . . . . . . . . . . . . . .   27
     Section 6.3   Taxes  . . . . . . . . . . . . . . . . . . . .   27
     Section 6.4   Conduct of Business  . . . . . . . . . . . . .   27
     Section 6.5   Use of Proceeds  . . . . . . . . . . . . . . .   27
     Section 6.6   Notification of Adverse Events . . . . . . . .   28
     Section 6.7   Costs  . . . . . . . . . . . . . . . . . . . .   28
     Section 6.8   Inspection . . . . . . . . . . . . . . . . . .   28
     Section 6.9   Accounting . . . . . . . . . . . . . . . . . .   29
     Section 6.10  Compliance with Legal Requirements . . . . . .   29

                                   ARTICLE VII
                               NEGATIVE COVENANTS

     Section 7.1   Financial Covenants  . . . . . . . . . . . . .   29
     Section 7.2   Dividends, Distributions, Redemptions  . . . .   30
     Section 7.3   Transactions with Affiliates . . . . . . . . .   30
     Section 7.4   Disposition of Receivables . . . . . . . . . .   30
     Section 7.5   Other Business . . . . . . . . . . . . . . . .   31
     Section 7.6   Loans, Advances and Investments  . . . . . . .   31
     Section 7.7   Corporate Transactions . . . . . . . . . . . .   31

                                  ARTICLE VIII
                                    REMEDIES

     Section 8.1   Events of Default  . . . . . . . . . . . . . .   31
     Section 8.2   Optional Acceleration of Maturity  . . . . . .   33
     Section 8.3   Automatic Acceleration of Maturity . . . . . .   33
     Section 8.4   Remedies . . . . . . . . . . . . . . . . . . .   33
     Section 8.5   Collateral Account . . . . . . . . . . . . . .   34

                                   ARTICLE IX
                                  MISCELLANEOUS

     Section 9.1   Notices  . . . . . . . . . . . . . . . . . . .   34
     Section 9.2   Amendments and Waivers . . . . . . . . . . . .   35
     Section 9.3   Participations . . . . . . . . . . . . . . . .   35
     Section 9.4   Multiple Counterparts  . . . . . . . . . . . .   36
     Section 9.5   Successors and Assigns . . . . . . . . . . . .   36
     Section 9.6   Severability . . . . . . . . . . . . . . . . .   36
     Section 9.7   Interpretations  . . . . . . . . . . . . . . .   36
     Section 9.9   Indemnification  . . . . . . . . . . . . . . .   36
     Section 9.10  Confidentiality  . . . . . . . . . . . . . . .   37
     Section 9.11  Survival of Certain Provisions . . . . . . . .   37
     Section 9.12  Governing Law  . . . . . . . . . . . . . . . .   37

EXHIBITS:

     Exhibit "A"   Form of Note
     Exhibit "B"   Form of Security Agreement
     Exhibit "C"   Form of Financing Statement
     Exhibit "D"   Form of Notice of Borrowing
     Exhibit "E"   Form of Borrowing Base Certificate
     Exhibit "F"   Form of Borrower's Counsel Opinion
     Exhibit "G"   Form of Letter of Credit Application

                     AMENDED AND RESTATED CREDIT AGREEMENT


    This Amended and Restated Credit Agreement ("Agreement"), dated as of September 30, 1997 is by and between TREADCO, INC., a Delaware corporation ("Borrower") and SOCIETE GENERALE, SOUTHWEST AGENCY ("Bank").


                             PRELIMINARY STATEMENTS

    WHEREAS, the parties hereto previously entered into a Credit Agreement dated as of August 16, 1991, as modified prior to the date hereof (the "Original Credit Agreement") pursuant to which the Bank has made Advances (as therein defined) to the Borrower, and has issued Letters of Credit (as therein defined) for the account of the Borrower, in each case on the terms and conditions set forth therein;

    WHEREAS, the Borrower has requested the Bank to amend the Original Credit Agreement in order to revise certain terms thereof and the Bank has agreed to do so on the terms and conditions set forth herein; and

    WHEREAS, the parties hereto have agreed to restate the Original Credit Agreement as amended in its entirety for clarity only, and this Amended and Restated Credit Agreement constitutes for all purposes an amendment to the Original Credit Agreement and not a new or substitute agreement and each reference to an "Advance" and "Letter of Credit" herein shall mean such Advance made and each Letter of Credit issued heretofore under the Original Credit Agreement;

    The parties hereto do hereby agree as follows:


                                   ARTICLE I
                             CERTAIN DEFINED TERMS

    Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings unless the context requires otherwise:

    "ABC" shall mean Arkansas Best Corporation, a Delaware corporation.

    "Acceptable Security Interest" in Collateral shall mean a security interest and Lien (i) which exists in favor of the Bank, (ii) which is superior to all other Liens except Permitted Liens,

(iii) which secures the Indebtedness, and (iv) which is perfected and is enforceable against all Persons in preference to any rights of any Person therein (including without limitation any right of offset) except rights arising in connection with Permitted Liens.

    "Adjusted Prime Rate" shall mean, as of any day of determination thereof,
(a) for the period prior to the Effective Date, the higher of (i) the Prime Rate or (ii) one-half percent (1/2%) plus the Federal Funds Rate, and (b) for the period on and after the Effective Date, the sum of (A) the higher of (x) the Prime Rate or (y) one-half percent (1/2%) plus the Federal Funds Rate, and
(B) the Applicable Margin; provided that the Adjusted Prime Rate shall in no event exceed the highest lawful rate.

    "Adjusted Prime Rate Advance" shall mean any Advance bearing interest based on the Adjusted Prime Rate.

    "Advance" shall mean any advance made by the Bank to the Borrower under this Agreement.

    "Affiliate" of any Person shall mean any individual, corporation, partnership, joint venture, trust, association or other entity or organization directly or indirectly controlling or controlled by or under common control with such Person. A Person shall be deemed to control an entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

    "Applicable Margin" means, at any time with respect to any Advance, commitment fees or letter of credit fees hereunder, the following percentages determined as a function of the ratio of the Borrower's consolidated Total Indebtedness to its consolidated EBITDA on the last day of the immediately preceding calendar quarter calculated for the period consisting of such calendar quarter and the three immediately preceding calendar quarters:


                                   LIBO                                                        Letter of
    Total Indebtedness/            Rate             Prime Rate           Commitment             Credit
          EBITDA                 Advances            Advances               Fees                 Fees
          ------                 --------            --------               ----                 ----
      less than 2.00               .75%                -0-%                 .25%                 .75%

   less than or equal to          1.00%                -0-%                 .375%                1.00%
       2.00 - <2.50

   less than or equal to          1.25%                .25%                 .375%                1.25%
       2.50 - <3.00

   less than or equal to          1.50%                .50%                 .375%                1.50%
       3.00 - <4.00

     less than or equal to        1.75%                .75%                 .50%                 1.75%
       4.00 - <5.00

     less than or equal to        2.25%                1.25%                .50%                 2.25%
            5.0

The foregoing ratio (a) shall be deemed to be greater than or equal to 2.50 and less than 3.0 at all times prior to the date the Bank receives the March 31, 1998 consolidated financial statements of the Borrower and (b) shall thereafter be determined from the consolidated financial statements of the Borrower most recently delivered pursuant to Section 6.1(b) and certified to by an authorized financial officer of the Borrower in accordance with Section 6.1(b). Any change in the Applicable Margin after March 31, 1998 shall be effective upon the date of delivery of the financial statements pursuant to Section 6.1(b) and receipt by the Bank of the certificate of the Borrower's Chief Financial Officer required by Section 6.1(d). If the Borrower fails to deliver any financial statements within the times specified in Section 6.1(b), such ratio shall be deemed to be greater than or equal to 5.00 from the date such financial statements should have been delivered until the Borrower delivers such financial statements to the Bank.

    "Borrowing Base" shall mean the sum of (i) 80% of Eligible Receivables, plus (ii) 50% of Eligible Inventory, as set forth on the most recent Borrowing Base Certificate delivered by the Borrower to the Bank pursuant to Section 6.1 hereof.

    "Borrowing Base Certificate" shall mean a certificate of the Borrower in substantially the form of Exhibit "E" attached hereto executed by the Chief Financial Officer of the Borrower.

    "Business Day" shall mean a day other than a Saturday or Sunday or a legal holiday on which the Bank is required or permitted by law to be closed for business and in the case of LIBO Rate Advances shall also mean a day on which dealings in Dollar deposits are carried on in the London interbank market and on which banks are open for trading in the New York interbank eurodollar market.

    "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules, regulations, and requirements thereunder in each case as now or hereafter in effect.

    "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

    "Collateral" shall mean the Property of the Borrower described in the Security Agreement or any other Loan Document which secures the Indebtedness.

    "Commitment" shall mean the commitment of the Bank to make Advances to the Borrower in an aggregate amount not to exceed $20,000,000, subject to the terms hereof, as such amount may from time to time be reduced or terminated as provided for in Sections 8.2 and 8.3.

    "Controlled Group" means any entity which, together with the Borrower, is considered under common control under Sections 414(b), (c), or (m) of the Code.

    "Debt" of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under capital leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with GAAP, (c) any obligation of such Person that is evidenced by a promissory note, bond, debenture or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of property or services, (e) all indebtedness of such Person that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is nonrecourse to the credit of such Person, but only to the extent of the lesser of (i) the fair market value of the assets so subject to the Lien and (ii) the amount of the secured indebtedness, (f) obligations of such Person arising under guaranties or similar agreements insuring a Person against loss, and (g) liabilities in respect of unfunded vested benefits under Plans to the extent shown as a liability on a balance sheet of such Person which has been prepared in accordance with GAAP.

    "Default" shall mean an event or condition which, with notice or lapse of time or both would become an Event of Default.

    "Defaulted Lease" means any lease under which the Borrower, as lessee, has not made all lease payments when due and payable as identified to the Bank in a certificate delivered pursuant to Section 6.1(d).

    "Default Rate" shall mean the lesser of (i) the maximum nonusurious rate permitted by applicable law, and (ii) the following rates as appropriate: (a) with respect to any overdue principal of an Advance, two percent (2%) per annum above the interest rate otherwise applicable to such amount at the time it became due, and (b) with respect to any overdue interest or other amounts payable by the Borrower hereunder, two percent (2%) per annum above the Adjusted Prime Rate.

    "EBITDA" means, without duplication, for any period for which such amount is being determined, the sum of the amounts for such period of (a) the consolidated operating income of the Borrower and its consolidated Subsidiaries (as shown on the Borrower's most recent Form 10-Q or 10-K) plus (b) to the extent deducted in determining such consolidated operating income, depreciation, amortization, and any write down prior to June 30, 1998 of tire carcasses included in inventory not to exceed $1,500,000 in the aggregate.

    "Effective Date" means the first date the conditions precedent set forth in
Section 4.1 have been satisfied, as certified by the Bank to the Borrower in writing.

    "Eligible Inventory" shall mean, as at any date of determination thereof, the lesser of (i) the current market value (as determined by the Borrower based on its posted prices) or (ii) the book value of all tire carcasses, finished goods, and new tire inventory of the Borrower as to which there exists at such date an Acceptable Security Interest in such Collateral; provided, however, that there shall be excluded from Eligible Inventory any tire carcasses, finished goods or new tire inventory of the Borrower which is located on leased premises subject to a Defaulted Lease.

    "Eligible Receivables" shall mean, as at any date of determination thereof, the aggregate of all Receivables at such date due to the Borrower as to which there exists at such date an Acceptable Security Interest other than the following:

    (a) any Receivables which are payable more than 120 days after the date of original invoice therefor and any Receivables unpaid on any day more than 120 days after the date of the original invoice therefor;

    (b) any Receivable due from a Subsidiary or an Affiliate (other than ABC or any of its Subsidiaries or Affiliates) of the Borrower;

    (c) Receivables due from an account debtor whose principal place of business is located outside of the United States of America, but only to the extent such Receivables exceed $300,000 in the aggregate;

    (d) all Receivables from any one account party or Subsidiary thereof to the extent that such Receivables exceed in the aggregate ten percent (10%) of all otherwise Eligible Receivables; and

    (e) any Receivable evidenced by an instrument or chattel paper not in the possession of the Bank and for which possession of such instrument or chattel paper is required under applicable law for perfection of an Acceptable Security Interest in such Receivable.

    "Environment" or "Environmental" shall have the meanings set forth in any applicable Environmental Law.

    "Environmental Claim" means any third party (including without limitation employees and Governmental Authorities) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings relating to health or safety of employees) which may result in the imposition of liability under any Environmental Law.

    "Environmental Law" means all Legal Requirements, arising from, relating to, or in connection with the Environment, including without limitation CERCLA, RCRA, and SDWA, and others relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous or toxic substances, materials or wastes;
(d) safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

    "Environmental Permit" means any permit, license, order, approval or other authorization under Environmental Law.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "Eurodollar Reserve Percentage" shall mean, with respect to each Interest Period, that percentage (expressed as a decimal) which is the daily average of the percentage or percentages in effect on each day of such Interest Period as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including any marginal, supplemental and emergency reserves) applicable to the Bank in respect of eurodollar fundings (currently referred to in Regulation "D" as "Eurodollar liabilities"). If no such reserves are applicable, such percentage shall be "zero".

    "Event of Default" shall mean the occurrence of any one or more of the events referred to in Section 8.1 of this Agreement that shall not be remedied in the period, if any, provided for therein.

    "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

    "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

    "Financial Statements" shall mean the financial statements of the Borrower described in Section 5.3 hereof.

    "Fund," "Trust Fund," or "Superfund" means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. Section 9631 (1982) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. Section 9641
(1982), which statutory provisions have been amended or repealed by SARA, and the "Fund," "Trust Fund," or "Superfund" are now maintained pursuant to Section 9507 of the Code.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.2.

    "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over the Bank or the Borrower or any of their respective assets or properties.

    "Governmental Proceedings" means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

    "Hazardous Substance" means hazardous substances and hazardous wastes identified as such pursuant to CERCLA or RCRA, and those regulated under any other Environmental Law.

    "Indebtedness" shall mean all sums owing to the Bank under or in connection with this Agreement, the Note or any other Loan Document.

    "Interest Payment Date" shall mean: (a) for any Adjusted Prime Rate Advance, the last Business Day of each calendar month, the day such Advance is converted to a LIBO Rate Advance, and the day such Advance is paid in full; and
(b) for any LIBO Rate Advance, the last day of any Interest Period (and with respect to an Interest Period of six Months, the day falling three months after the first day of such Interest Period), the day such Advance is converted to an Adjusted Prime Rate Advance, and the day such Advance is paid in full.

    "Interest Period" shall mean, with respect to each LIBO Rate Advance: (a) initially, the period commencing on the date of such LIBO Rate Advance and ending one, two, three or six Months thereafter as the Borrower may elect pursuant to Section 2.1 or Section 2.2; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Loan and ending one, two, three or six Months thereafter as the Borrower may elect pursuant to Section 2.1 or 2.2; provided, however, that (i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

    "Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulation U and Regulation X.

    "Letters of Credit" means, collectively, all standby letters of credit issued by the Bank for the account of the Borrower hereunder.

    "LIBO Rate" shall mean, with respect to each Interest Period applicable to an Advance, a rate per annum (determined by the Bank) equal to the LIBO Rate Basis with respect to such Advance plus (i) for any day prior to the Effective Date, one and one quarter percent (1 1/4%), and (ii) for any day on and after the Effective Date, the Applicable Rate; provided that the LIBO Rate shall in no event exceed the highest lawful rate.

    "LIBO Rate Advance" shall mean any Advance bearing interest based on the LIBO Rate.

    "LIBO Rate Basis" as of any day shall mean a rate per annum (rounded upwards, if necessary, to the next higher one-one-hundredth of one percent (.01%)) determined pursuant to the following formula (with all items being determined as of such day):

         LIBO Rate Basis   =       Offered Rate for such Advance 1 minus
                          Eurodollar Reserve Percentage

    "Lien" shall mean, as applied to Collateral, any mortgage, lien, charge, security interest or encumbrance of any kind thereon (including any conditional sale agreement or any other title retention agreement) or any pledge thereof.

    "Loan Documents" shall mean this Agreement, the Note, the Security Agreement, and all other agreements, instruments or documents executed at any time in connection herewith.

    "Material Adverse Change" shall mean a material adverse change in the business, financial condition, or results of operations of the Borrower.

    "Months" shall mean, with respect to an Interest Period, a period commencing on the first day of such Interest Period to and including the corresponding day in the last of such number of succeeding calendar months from such first day, exclusive of the calendar month in which such Interest Period commences, provided, however, that if such last succeeding calendar month does not contain such a corresponding day such period shall end on and include the last day of such last succeeding calendar month.

    "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

    "Note" shall mean the promissory note of the Borrower, payable to the order of the Bank in substantially the forms of Exhibit "A" attached hereto.

    "Notice of Borrowing" shall have the meaning given to such term in Section 2.1.

    "Offered Rate" shall mean, with respect to any LIBO Rate Advance, the rate per annum at which deposits are offered to the Bank in the London interbank market with respect to Dollars, at approximately 11:00 a.m. London time two Business Days before the first day of such Interest Period in an amount comparable to the principal amount of such Advance and for a period of time comparable to such Interest Period.

    "Other Instruments" as to any Person shall mean the certificate of incorporation, by-laws of, or partnership agreement pertaining to, such Person and all agreements, instruments, documents, judgments, orders, writs, injunctions, decrees, determinations, awards, ordinances, laws, rules, statutes, regulations, rulings, franchises, permits or the like to which such Person is a party or by which such Person or any assets of such Person may be bound or affected.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    "Permitted Loans and Investments" shall mean loans, advances and investments of the type described below:

         (i) advances or extensions of credit on terms customary in the industry of the Borrower in the form of accounts receivable incurred, and investments, loans, and advances made in settlement of such accounts receivable, all in the ordinary course of business;

         (ii) loans or advances to employees which either are in the ordinary course of business or related to moving expenses of or relocation assistance to such employees (including assistance in connection with resale of employees' homes), provided that such loans, advances or other expenses or assistance to employees do not exceed $1,000,000 in the aggregate at any time;

         (iii) acquisitions of all or part of the assets or stock of another Person so long as the total cost of such acquisitions after the date of this Agreement does not to exceed $7,500,000 in the aggregate, and provided that
    (x) in the case of an acquisition of stock of another Person, the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person shall have approved such acquisition and immediately after such acquisition, such other Person will be a Subsidiary of the Borrower or any other Subsidiary of the Borrower in the same line of business, (y) no Default has occurred or would occur as a result of any such acquisition, and (z) the Borrower and its Subsidiaries are in compliance on a pro forma basis with all of the covenants set forth in
    Section 7.1 (assuming the acquisition had occurred as of the first day of the applicable period ending as of the last day of the most recent calendar quarter for which the Bank has received financial information required by
    Section 6.1);

         (iv) money market funds, prime commercial paper and repurchase agreements, each with an Acceptable Rating (as hereafter defined); bankers' acceptances or certificates of time deposit issued by commercial banks with a combined capital and surplus in excess of $500,000; money market funds that invest only in securities with an Acceptable Rating; readily marketable securities issued or fully guaranteed or insured by the government of the United States of America or an agency or instrumentality thereof, or repurchase agreements collateralized by such securities (for purposes of this Agreement, an "Acceptable Rating" as to money market funds, commercial paper or securities means a credit rating of either of the two highest rating categories or classifications of either Standard & Poor's Ratings Service or Moody's Investors Service with respect thereto);

         (v) stock or securities of any Person purchased for the purpose of following the public reporting of such Person, not to exceed $25,000 at any time in the aggregate; and

         (vi) acquisitions of all or part of the assets or stock of another Person not otherwise permitted by any of the foregoing clauses if the Bank has given its prior written consent to the acquisition thereof and the financial covenants set forth in Section 7.1 hereof have been modified to reflect the pro-forma effect of any such acquisition.

    "Permitted Liens" shall mean (i) Liens in favor of the Bank, (ii) Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves are maintained; or (iii) Liens imposed by law, such as landlords', carriers', warehouseman's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested or disputed in good faith, if adequate reserves for such liens are maintained.

    "Person" includes, without limitation, any individual, corporation, partnership, unincorporated association or organization, government or agency or political subdivision thereof, trust, joint venture or any other entity or any trustee, receiver, custodian or similar official.

    "Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

    "Prime Rate" shall mean the variable per annum rate of interest announced by Societe Generale, New York Branch from time to time as its prime rate of interest, whether or not the Borrower has notice thereof.

    "Property" of any Person shall mean any and all property or assets (real, personal or mixed, tangible or intangible) of such Person.

    "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended, state and local analogs, and all rules, regulations, and requirements thereunder, in each case as now or hereafter in effect.

    "Receivables" shall mean, as at any date of determination thereof, the unpaid principal portion of the obligation, as stated on the respective invoice, of any customer of the Borrower to pay money to the Borrower in respect of any services performed by the Borrower or inventory purchased from the Borrower, net of any credits, rebates or offsets owed to such customer (including any amount by which the Borrower is indebted to such obligor with respect to materials or supplies purchased by the Borrower from such obligor) and also net of any commissions payable by the Borrower to third parties.

    "Regulation "D"" shall mean Regulation "D" of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

    "Regulation U" means Regulation U of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

    "Regulation X" means Regulation X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

    "Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.

    "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA, for which reporting has not been waived by applicable rule or regulation.

    "Response" shall have the meaning set forth in CERCLA or under any other Environmental Law.

    "SDWA" means the Safe Drinking Water Act, as amended, state and local analogs, and all rules, regulations and requirements thereunder, in each case as now or hereafter in effect.

    "SEC" shall mean the Securities and Exchange Commission.

    "Security Agreement" shall mean the Security Agreement of the Borrower in favor of the Bank described in Section 3.1 hereof, as it may be amended from time to time.

    "Subsidiary" of any Person shall mean any corporation, association, partnership or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

    "Tangible Net Worth" shall mean as of any date, the total assets of the Borrower and its consolidated Subsidiaries less the total liabilities of the Borrower and its consolidated Subsidiaries as set forth on the Borrower's consolidated balance sheet at such date, prepared in accordance with GAAP, except that the sum of the following shall be excluded therefrom: goodwill, patents, trademarks, copyrights, deferred charges, deferred credits, and prepaid expenses (including, but not limited to, unamortized discount and expenses and organizational expenses).

    "Termination Date" shall mean September 30, 2001, or such earlier date the Commitment is terminated pursuant to Sections 2.12, 8.2 or 8.3 hereof.

    "Termination Event" shall mean (i) a Reportable Event with respect to a Plan, or (ii) any prohibited transaction, as that term is defined in Section 4975 of the Code, or (iii) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iv) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (v) the institution of proceedings to terminate a Plan by the PBGC, or

(vi) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

    "Total Indebtedness" shall mean (without duplication), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables or bank drafts (payable within 120 days) arising in the ordinary course); (ii) indebtedness of others which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefor; (iii) indebtedness of others secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness, but only to the extent of the lesser of (x) the fair market value of the assets so subject to the Lien and (y) the amount of the secured indebtedness; (iv) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade payables or bank drafts (payable within 120 days) arising in the ordinary course); and (v) obligations of such Person under Capital Leases.

    "$" or "United States Dollars" shall mean dollars in lawful currency of the United States of America.

    Section 1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the Financial Statements referred to in Section
5.3 hereof as with any changes in GAAP subsequent to the date of this Agreement occur, and all financial data submitted pursuant to this Agreement shall, unless expressly qualified to the contrary, be prepared in accordance with such principles.

    Section 1.3 Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and Exhibit references are to Articles, Sections and Exhibits to this Agreement, unless otherwise specified.


                                   ARTICLE II
                              TERMS AND CONDITIONS

    Section 2.1 Advances and Letters of Credit. Subject to the terms and conditions contained in this Agreement, the Bank agrees to make available to the Borrower a revolving credit facility, under which the Borrower may borrow Advances from the Bank and request the Bank to issue Letters of Credit at any time and from time to time, on or before the earlier of (i) the Termination Date, or (ii) such earlier date as of which the Commitment has terminated pursuant to the terms of

Section 2.12, 8.2 or 8.3 hereof, such amounts as the Borrower may request; provided, however, that (1) the aggregate outstanding principal balance of all outstanding Advances plus the aggregate undrawn face amount of all outstanding Letters of Credit shall not exceed at any time an amount equal to the lesser of
(a) the Commitment or (b) the Borrowing Base, (2) the aggregate undrawn face amount of all outstanding Letters of Credit shall not exceed $1,000,000, and
(3) that each request for an Adjusted Prime Rate Advance hereunder shall be in the minimum amount of $100,000 and an integral multiple thereof, and each request for a LIBO Rate Advance hereunder shall be in the minimum amount of $1,000,000 and an integral multiple of $100,000.

    (a)  All Advances, together with accrued interest thereon as provided in
Section 2.2, shall be evidenced by the Note. The outstanding principal balance of the Advances, and all accrued interest thereon, shall be due and payable in full on the Termination Date. At any time prior to the Termination Date, subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Advances hereunder.

    (b) Each request for an Advance shall be made on notice given by the Borrower not later than 11:00 A.M. (Dallas time) (i) on the third Business Day prior to the date of a proposed LIBO Rate Advance, or (ii) on the Business Day of a proposed Adjusted Prime Rate Advance. Each such notice from the Borrower of a request for Advance (a "Notice of Borrowing") shall be in writing and shall be in substantially the form of Exhibit "D" hereto, specifying (i) the requested date of such Advance, (ii) the aggregate Dollar amount of such Advance, and (iii) in the case of a LIBO Rate Advance, the initial Interest Period for such Advance. Each Notice of Borrowing shall be irrevocable and binding on the Borrower.

    (c) Each request for a Letter of Credit shall be made on notice given by the Borrower not later than 11:00 A.M. (Dallas time) at least three Business Days prior to the date a proposed Letter of Credit is to be issued, in the form of Exhibit "G" attached hereto, specifying (i) the requested date of issuance of such proposed Letter of Credit, (ii) the face amount of such proposed Letter of Credit, (iii) the form of such proposed Letter of Credit, which must be a standby Letter of Credit in form acceptable to the Bank, and (iv) the expiry date of such proposed Letter of Credit, which expiry date shall in no event be
(A) more than one year from the date of issuance or, if renewed, one year from any date of such renewal, or (B) later than the Termination Date. The amount paid by the Bank in connection with any drawing under a Letter of Credit shall be reimbursed by the Borrower to the Bank on the same day as such payment by the Bank, provided, however, that in the event any such amount is not reimbursed by the Borrower to the Bank on the same day as such payment by the Bank, such amount shall be deemed to be a Adjusted Prime Rate Advance made as of the date of such payment by the Bank, which is due and payable on the third Business Day thereafter.

    Section 2.2  Interest.

    (a) Interest shall accrue on the unpaid principal amount of each Advance at a rate selected by the Borrower equal to either (i) the LIBO Rate or (ii) the Adjusted Prime Rate, and shall be due and payable on each Interest Payment Date for such Advance. There shall be no more than three (3) Interest Periods applicable to LIBO Rate Advances hereunder at any one time.

    (b) At least three Business Days prior to the end of any Interest Period applicable to an outstanding LIBO Rate Advance, the Borrower shall, by notice to the Bank, select a new Interest Period to be applicable to such Advance or request that such Advance be converted to an Adjusted Prime Rate Advance at the end of the Interest Period then applicable thereto. If the Bank does not receive such notice it will automatically convert such LIBO Rate Advance to an Adjusted Prime Rate Advance at the end of the Interest Period then applicable thereto. At any time upon three Business Days prior notice to the Bank, the Borrower may convert all or any portion of an Adjusted Prime Rate Advance (but not less than $1,000,000 and an integral multiple of $100,000) into a LIBO Rate Advance having an Interest Period as selected by the Borrower.

    (c) If at any time the Bank determines that Dollars are not available to the Bank in the London interbank market for any Interest Period requested by the Borrower, or it is otherwise impossible to have LIBO Rate Advances, then, the Borrower agrees that (i) the obligation of the Bank to make or maintain LIBO Rate Advances shall be suspended until such time as the Bank gives notice to the Borrower that the circumstances giving rise to such suspension no longer exist, (ii) each requested Advance thereafter shall be an Adjusted Prime Rate Advance, and (iii) each outstanding LIBO Rate Advance shall be converted to an Adjusted Prime Rate Advance on the last day of the then applicable Interest Period.

    Section 2.3  Fees.

    (a) On the last day of each March, June, September and December after the Effective Date and on the Termination Date, the Borrower shall pay to the Bank a commitment fee on the average daily amount during the preceding quarter by which the Commitment exceeded the sum of outstanding Advances plus the undrawn face amount of outstanding Letters of Credit plus the aggregate unpaid amount of all reimbursement obligations under such Letters of Credit. Such commitment fee shall to be calculated at a rate per annum equal to the Applicable Margin during the preceding quarter (or in the case of the last such payment, during the period from the immediately preceding payment date of such fee to the Termination Date), calculated on the basis of a 360-day year.

    (b) On the last day of each March, June, September and December after the Effective Date and on the Termination Date, the Borrower shall pay to the Bank a letter of credit fee in connection with each Letter of Credit issued or extended after the Effective Date equal to the Applicable Margin calculated on the maximum amount available from time to time to be drawn under such Letter of

Credit, calculated on the basis of a 360-day year for the number of days from and including the date of issuance to but excluding the expiry date or termination date of such Letter of Credit.

    Section 2.4  Payments and Computations.

    (a) All payments hereunder or under the Note shall be made to the Bank at its offices at 4800 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas, 75201, or at such other address or addresses as the Bank may designate for such purpose from time to time by written notice to the Borrower, without any presentment thereof. The Borrower shall make all payments under the Note not later than 12:00 noon (Dallas time) on the day when due to the Bank in Dollars in immediately available funds.

    (b) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest at the rate then effective.

    (c) Interest hereunder shall be computed on the basis of a 360-day year, in the case of the LIBO Rate, and on the basis of a 365 or 366-day year, as applicable, in the case of the Adjusted Prime Rate, for the actual number of days elapsed, including the first day but excluding the last day.

    Section 2.5 Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for the Bank to make or maintain LIBO Rate Advances or to perform its obligations hereunder, the Borrower agrees that upon notice to the Borrower by the Bank, (a) the obligation of the Bank to make or maintain LIBO Rate Advances shall be suspended while such unlawfulness exists or is asserted, (b) the Borrower shall forthwith pay interest on such Advances at the Adjusted Prime Rate, and (c) the Borrower shall indemnify the Bank for all losses, expenses and liabilities as provided in Section 2.11 hereof.

    Section 2.6 Increased Costs. If the enactment or adoption of any Legal Requirement or if any change in any Legal Requirement or in the interpretation thereof by any court or regulatory body or other governmental authority charged with the administration thereof or compliance by the Bank with any request or directive (whether or not having the force of law) or any such court, or governmental or regulatory authority or central bank shall either (i) impose, modify or deem applicable any reserve, special deposit, capital or similar requirement against any extension of credit by, or assets of, or any deposits or other liabilities of, the Bank or (ii) impose on the Bank any tax, duty or other charge with respect to this Agreement or any condition regarding this Agreement, and the result of any event referred to in clauses (i) or (ii) above shall be to increase the cost to the Bank of maintaining LIBO Rate Advances or issuing or maintaining Letters of Credit or to reduce the amounts receivable by the Bank hereunder in connection with LIBO Rate Advances or Letters of Credit (which increase in cost or reduction in amounts receivable shall be the result of the Bank's reasonable allocation of the aggregate of such cost increases or reductions resulting from such events), then, within ten days of demand by the Bank, the Borrower shall pay to the Bank from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for the portion of such increased cost or reduction allocable to the Borrower, together with interest on each such amount accruing from the date five days after the date payment of such amount was demanded until payment of such amount in full at the Adjusted Prime Rate. A certificate setting forth in reasonable detail such increased cost or reduction incurred by the Bank as a result of any event mentioned in clause (i) or (ii) above, submitted by the Bank to the Borrower, shall be conclusive, absent manifest error, as to the amount thereof, provided that the Borrower shall not be obligated to pay such cost or reduction unless the Bank shall have similar terms as its general policy applicable to similar borrowers electing to borrow funds subject to LIBO Rate interest provisions or requesting letters of credit. The protection of this paragraph shall be available to the Bank regardless of any possible contention of invalidity or inapplicability of the Legal Requirement which has been imposed, unless such Legal Requirement is ultimately determined to be invalid or inapplicable and the result of such determination is to retroactively eliminate the increase in cost or reduction of amounts receivable resulting from such Legal Requirement.

    Section 2.7  Taxes/Net Payments.

    (a) Any and all payments by the Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, however, income, capital and franchise taxes imposed by the United States or a state or other political subdivision thereof (all taxes, levies, imposts, deductions, charges, withholdings and liabilities referred to in this sentence (other than such excluded income, capital and franchise taxes imposed by the United States or a state or other political subdivision thereof) are herein referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and in a manner such that the Bank shall not be required to make any deduction or payment of any Taxes.

    (b) If the Bank shall be required by law to make any deduction or payment with respect to any payment made by the Borrower for any present or future taxes, levies, imposts, deductions, charges, withholdings or liabilities with respect thereto, excluding, however, income, capital and franchise taxes imposed by the United States or a state or other political subdivision thereof (all taxes, levies, imposts, deductions, charges, withholdings and liabilities referred to in this sentence (other than such excluded income, capital and franchise taxes imposed by the United States or a state or other political subdivision thereof) are herein referred to as "Other Taxes"), (i) the Borrower agrees to pay such Other Taxes to the relevant taxation authority or other authority in accordance with applicable law and in a manner such that the Bank shall not be required to make any such deduction or payment of any Other Taxes, and (ii) the Bank may, at its option, pay such Other Taxes, and the Borrower agrees to reimburse immediately the Bank for the amount so paid plus interest thereon from the date so paid until reimbursed at the Adjusted Prime Rate.

    (c) The Borrower will indemnify, and does hereby indemnify, the Bank for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable by the Borrower or the Bank under this Section 2.7) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment under such indemnification shall be made within 30 days from the date the Bank makes written demand therefor from time to time, provided that such indemnification shall only be required if the Bank shall have similar terms as its general policy applicable to similar borrowers.

    Section 2.8 Interest on Overdue Amounts. In the event that any Advances are not paid when due or any interest thereon or other amount payable by the Borrower hereunder is not paid when due the Borrower shall pay interest on any such overdue amount, to the extent permitted by law, from and including the date such amount becomes due to but excluding the date paid (calculated on the basis of a 360-day year), at the Default Rate, such interest to be due and payable on demand by the Bank.

    Section 2.9 Mandatory Prepayments. If at any time the aggregate amount of outstanding Advances plus the aggregate undrawn face amount of all outstanding Letters of Credit exceeds the Borrowing Base, the Borrower shall prepay Advances, within five days after notice thereof, in an amount equal to such excess, such prepayment to be applied first to outstanding Adjusted Prime Rate Advances and then to outstanding LIBO Rate Advances, and, if necessary thereafter, will provide cash collateral for outstanding Letters of Credit in an amount equal to such remaining excess.

    Section 2.10 Optional Prepayments. The Borrower may prepay any Advance in full or in part upon at least (i) three Business Days' notice to the Bank in the case of LIBO Rate Advances, or (ii) one Business Day notice to the Bank in the case of Adjusted Prime Rate Advances, in each case stating the proposed date and principal amount of the prepayment, and if such notice is given, the Borrower shall prepay such principal amount with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that any such prepayment in connection with any LIBO Rate Advance shall be made only on the last day of the then current Interest Period applicable thereto; and provided, further, that all prepayments shall be in integral multiples of

$100,000 and no LIBO Rate Advance remaining outstanding shall be an amount less than $1,000,000.

    Section 2.11 Compensation. The Borrower shall compensate the Bank, upon written request by the Bank, for all losses, expenses and liabilities (i) if any prepayment or conversion of any LIBO Rate Advance occurs on a date which is not the last day of the Interest Period for such Advance being prepaid or converted, (ii) if any prepayment or conversion of any LIBO Rate Advance is not made on any date specified in a notice of prepayment given by the Borrower pursuant to Section 2.10 hereof or notice of conversion given by the Borrower pursuant to Section 2.2 hereof, (iii) as a result of any failure to borrow any LIBO Rate Advance requested pursuant to a Notice of Borrowing, whether due to failure by the Borrower to fulfill on or before the date specified for such LIBO Rate Advance the applicable conditions specified in Article IV or otherwise, or (iv) as a consequence of the timing of any acceleration of the LIBO Rate Advances pursuant to Sections 9.2 or 9.3 hereof, or conversion of the LIBO Rate Advances to the alternative interest rate calculation as provided in
Section 2.5 hereof, including (without limitation) any loss or expense incurred in liquidating or employing deposits from third parties and loss of interest or other profit for the period after such prepayment, acceleration or conversion; provided that the Bank shall have delivered to the Borrower a certification in reasonable detail as to the amount of such loss or expense, which certification shall be binding on the Borrower in the absence of manifest error; and provided further that the Bank shall have similar terms as its general policy applicable to similar borrowers electing to borrow funds subject to LIBO Rate interest provisions.

    Section 2.12 Termination or Reduction of Commitment. The Borrower may at any time terminate the obligation of the Bank to make Advances hereunder or reduce the unused amount of the Commitment, upon five days prior written notice to the Bank, in integral multiples of $100,000; provided, however, that any such termination or reduction shall be permanent, and the Borrower shall not be entitled to reinstate the obligation of the Bank to make Advances or increase the amount of the Commitment.

    Section 2.13 Extension of Termination Date. Within thirty days prior to each anniversary date of this Agreement, the Borrower and the Bank agree to discuss a one year or more extension of the then effective Termination Date, it being expressly acknowledged that neither party hereto shall have any obligation to agree to any such extension, and that such extension shall be subject to such terms and conditions as the parties may mutually agree.

    Section 2.14 Obligations Absolute. To the fullest extent permitted by applicable law, the obligations of the Borrower under this Agreement in connection with Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid or performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

    (a) any lack of validity or enforceability of this Agreement, the Security Agreement, or any Letter of Credit;

    (b) any amendment or waiver of or any consent to depart from the terms of this Agreement, the Security Agreement, or any Letter of Credit (with the consent of the Borrower and any beneficiary of such Letter of Credit);

    (c) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit, the Bank or any other Person, whether in connection with this Agreement, or any transactions contemplated hereby or thereby or any unrelated transaction;

    (d) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, provided that payment by the Bank under any Letter of Credit shall not have constituted gross negligence or willful misconduct of the Bank;

    (e) any nonapplication or misapplication by the beneficiary of any Letter of Credit or otherwise of the proceeds of any drawing under any Letter of Credit;

    (f) payment by the Bank under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit, provided that payment by the Bank under such Letter of Credit shall not have constituted gross negligence or willful misconduct of the Bank;

    (g) the failure by the Bank to honor any drawing under any Letter of Credit or to make any payment demanded under any Letter of Credit on the ground that the demand for such payment does not conform to the terms and conditions such Letter of Credit, provided that such failure shall not have constituted gross negligence or willful misconduct of the Bank; and

    (h) any other circumstance or happening whatsoever, including the circumstances described in Section 2.15, whether or not similar to any of the foregoing, provided that such circumstances or happening shall not have constituted gross negligence or willful misconduct of the Bank.

    Section 2.15     Limited Liability of the Bank.

    (a) Notice of Bank's Duties. As between the Bank and the Borrower, the Borrower assumes all risk of the acts or omissions of any beneficiary of a Letter of Credit with respect to its use of such Letter of Credit. Neither the Bank, its correspondents, its affiliates nor any of their officers or directors shall be liable or responsible for:

    (i) the use which may be made of any Letter of Credit or for any actions or omissions of any beneficiary of any Letter of Credit;

    (ii) the existence or nonexistence of a default under any instrument secured or supported by any Letter of Credit or any other event which gives rise to a right to call upon any Letter of Credit;

    (iii) the failure of any instrument to bear any reference or adequate reference to any Letter of Credit;

    (iv) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted in connection with the application for and issuance of, or the making of a drawing under, any Letter of Credit, even if it should in fact prove to be in any or all respect invalid, insufficient, inaccurate, fraudulent or forged;

    (v) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason;

    (vi) the failure of the beneficiary of any Letter of Credit to comply fully with all conditions required in order to effect a drawing;

    (vii) errors, omissions, interruptions, losses, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopier or otherwise;

    (viii) any consequences arising from causes beyond the control of the Bank; and

    (ix) any act, error, neglect or default, omissions, insolvency or failure in the business of any of the Bank's correspondents, for any refusal by the Bank or any of the Bank's correspondents to pay or honor drafts drawn under any Letter of Credit because of any applicable law, now or hereafter enforced, or for any matter beyond the control of the Bank and its affiliates;

except only that the Borrower shall have a claim against the Bank for acts or events described in the immediately preceding clauses (ii) through (ix), and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Bank's willful misconduct or gross negligence in determining whether documents were presented under any Letter of Credit comply with the terms of any Letter of Credit or (B) the Bank's willful failure or gross negligence in failing to pay under such Letter of Credit after the presentation to it by the beneficiary of a sight draft and any required document strictly complying with the terms and conditions of the such Letter of Credit.

    (b) No Duty to Inquire. The Borrower agrees that the Bank is authorized and instructed to accept and pay drawings under any Letter of Credit without requiring, and without responsibility for, the determination as to the existence of any event giving rise to such drawing, either at the time of acceptance of documents presented in connection with such drawing, upon payment of such drawing by the Bank or thereafter. The Borrower agrees that the Bank is under no duty to determine the proper identity of anyone presenting documents under any Letter of Credit in connection with a drawing or otherwise (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under the such Letter of Credit and payment by the Bank to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved by the Borrower. In furtherance and not in limitation hereof, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.


                                  ARTICLE III
                                    SECURITY

    Section 3.1 Collateral. As security for the Indebtedness and the performance of all other obligations of the Borrower to the Bank pursuant to this Agreement and the other Loan Documents, the Borrower agrees that at all times the Bank shall have an Acceptable Security Interest in all accounts and all finished goods and new tire inventory of the Borrower. The security interests in the Collateral will be granted pursuant to a security agreement and a financing statement, each in favor of the Bank and substantially in the forms of Exhibits "B" and "C" attached hereto, and (ii) such other documents as the Bank may reasonably request.

    Section 3.2 Further Assurances. The Borrower agrees to execute or to cause the execution of such further financing statements, instruments or documents as may be necessary from time to time in the opinion of the Bank to effect the intent of this Article III.


                                   ARTICLE IV
                              CONDITIONS PRECEDENT

    Section 4.1 Conditions to Effectiveness. This Agreement shall become effective when the Bank shall have received all of the following in form and substance satisfactory to the Bank:

    (a) this Agreement duly and validly authorized and executed by the Borrower;

    (b) a certificate from the Borrower's insurance agent to the effect that the insurance policies described in Section 6.2 of this Agreement are in full force and effect, naming the Bank as loss payee thereunder as its interests may appear (for insured losses greater than $500,000) and containing the agreement of the issuer of such policies to give thirty (30) days' prior written notice to the Bank of any cancellation thereof;

    (c) certificates of incumbency, and such other documents as may be reasonably requested by the Bank, and such documentation relating to the existence, payment of taxes and any other matters regarding the Borrower as the Bank and its counsel may reasonable request;

    (d) payment of (i) all letter of credit fees accrued but unpaid in connection with Letters of Credit issued prior to the date of this Agreement, and (ii) an amendment fee equal to $12,500.

    Section 4.2 Conditions Precedent for each Advance or Letter of Credit. The obligation of the Bank to make any Advance or Letter of Credit is subject to the following conditions precedent:

    (a) All representations and warranties of the Borrower contained herein or in any other Loan Document shall be true and correct in all material respects.

    (b)  There shall exist no Default or Event of Default.


                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    The Borrower represents and warrants to the Bank as follows:

    Section 5.1 Organization and Authority. The Borrower and each of its Subsidiaries is a corporation duly and validly organized and in good standing under the laws of the state or country of its incorporation, and is authorized to do business and is in good standing in all jurisdictions in which such qualification or authorization is necessary. The Borrower has all requisite corporate power and authority to conduct its business, own its properties, and to enter into and deliver the Loan Documents and all other documents and agreements contemplated by this Agreement to which the Borrower is a party and to perform all of its obligations pursuant to each of them. The Loan Documents and all other documents and agreements contemplated hereby to which the Borrower is a party have been duly authorized, executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws at the time in effect affecting the rights of creditors generally.

    Section 5.2 Other Instruments. The Borrower is not in material violation of any provisions of any Other Instruments, and the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, the execution and delivery of the instruments contemplated hereby, and fulfillment of the terms and compliance with the provisions hereof and thereof do not and will not result in a material violation or breach of, or constitute a default under or result in any Lien (other than a Permitted Lien) upon any Collateral under any of the Other Instruments. The Borrower is not a party to or bound by any contract or subject to any restriction which could reasonably be expected to cause a Material Adverse Change. The Borrower is not required to obtain any consent, approval or authorization of, or to make any registration, declaration or filing with, any government or government entity as a condition precedent to the valid execution and delivery of this Agreement or any other instrument or agreement contemplated hereby and the valid issue and delivery of the Note as contemplated hereby.

    Section 5.3 Financial Condition. The Borrower has delivered to the Bank its financial statements for the fiscal year ended December 31, 1996 (such statements are collectively referred to herein as "the Financial Statements"). The Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly present the financial condition of the Borrower as of December 31, 1996. No Material Adverse Change has occurred since December 31, 1996.

    Section 5.4 Litigation. There are no actions, suits or proceedings pending against the Borrower or any of its Subsidiaries at law, in equity or in admiralty or by or before any Governmental Authority, and, to the best knowledge of the Borrower, there are no actions, suits or proceedings threatened against the Borrower or any of its Subsidiaries, except for such actions, suits or proceedings which could not reasonably be expected to cause a Material Adverse Change.

    Section 5.5 Title to Properties; Liens. The Borrower and each of its Subsidiaries has good and marketable title to all of its Properties as reflected in the Financial Statements (except as otherwise disclosed to the Bank in writing) and to all Property acquired by it subsequent to the date of the Financial Statements, except Property disposed of since that date in the ordinary course of its business. Except for the Liens contemplated by this Agreement, all of the Collateral is free and clear of any and all Liens other than Permitted Liens; and the execution and delivery of the Loan Documents will create Acceptable Security Interests in favor of the Bank in all of the Collateral.

    Section 5.6 Tax Returns. Except as previously disclosed to the Bank in writing and except in connection with taxes being diligently contested in good faith and for which reserves in accordance with GAAP are maintained, the Borrower and each of its Subsidiaries has filed or caused to be filed all tax returns (or extensions) which it was required to file, paid and discharged or caused to be paid and discharged all taxes as shown on such returns (or extensions) or on any assessment received by it to the extent that such taxes have become due, and does not know of any actual or proposed assessments for additional governmental or other taxes for any fiscal period. The charges, accruals and reserves on its respective books with respect to governmental and other taxes for all fiscal periods are adequate.

    Section 5.7  Environmental.

    (a) To the best knowledge of the Borrower, and except for such matters as could not reasonably be expected to cause a Material Adverse Change, the Borrower and each of its Subsidiaries (i) has obtained all Environmental Permits necessary for the ownership and operation of its Property and the conduct of its business; (ii) has been and is in compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) has not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim.

    (b) To the best knowledge of the Borrower, and except for such matters as could not reasonably be expected to cause a Material Adverse Change or such matters which are being diligently contested by appropriate good faith proceedings and for which reserves required by GAAP are maintained, none of the present or previously-owned or operated property of the Borrower or any of its Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other Response activity under any Environmental Laws; (ii) is subject to an Environmental Lien that attaches to any revenues, inventory, receivables, or to any real or personal property owned or operated by Borrower or any of its Subsidiaries, wherever located; or (iii) has been the site of any Release of Hazardous Substances from present or past operations.

    Section 5.8 Subsidiaries. The Borrower has no Subsidiaries other than Subsidiaries disclosed to the Bank in writing.

    Section 5.9 Executive Office; Production Facilities. The chief executive office of the Borrower is located at 1101 South 21st Street, Fort Smith, Arkansas, 72901. Production and sales facilities of the Borrower are located only in the states identified on Schedule 5.9 attached hereto, as such Schedule may be amended from time to time by written notice to the Bank.

                                   ARTICLE VI
                             AFFIRMATIVE COVENANTS

    Until the Commitment has terminated and all Letters of Credit have expired or been terminated and the Bank has received full payment of the Indebtedness, the Borrower covenants and agrees as follows:

    Section 6.1 Information. The Borrower will deliver or cause to be delivered to the Bank all of the following:

    (a) as soon as reasonably possible, but in any event within ninety (90) days after the close of each fiscal year of the Borrower, the Borrower's Form 10-K as filed with the SEC, including the audited consolidated financial statements of the Borrower and its consolidated Subsidiaries, containing a balance sheet, statement of income and retained earnings and changes in financial position (such financial statements to be prepared in accordance with GAAP consistently applied and duly certified by independent public accountants of recognized standing reasonably acceptable to the Bank);

    (b)  as soon as reasonably possible, but in any event within forty-five
(45) days after the close of each quarter of each fiscal year of the Borrower, the Borrower's Form 10-Q as filed with the SEC, including the unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries for such quarter, containing a balance sheet, statement of income and retained earnings and changes in financial position (such quarterly financial statements shall be prepared in accordance with GAAP consistently applied and shall be duly certified as accurate in all material respects by the Chief Financial Officer of the Borrower);

    (c) within thirty (30) days after the last day of each month, the Borrower's in house management monthly financial statements and a duly completed Borrowing Base Certificate, together with a summary of accounts receivable of the Borrower as of the last day of such month and a summary of all finished goods and new tire inventory; such summaries shall be in form reasonably satisfactory to the Bank and shall be certified as accurate in all material respects by the Chief Financial Officer of the Borrower;

    (d) at the time of delivery of any information furnished pursuant to paragraphs (a) and (b) of this Section 6.1, a certificate signed by the Chief Financial Officer of the Borrower (i) stating that based upon a review under such officer's supervision of the activities of the Borrower during the period to which such information relates, either there has not occurred any Default or that a Default has occurred, in which case such certificate shall state the nature, status and period of existence of all such Defaults; (ii) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 7.1 on the date of such financial statements, and (iii) stating whether or not the Borrower has made timely payment of all lease payments due and payable by the Borrower and, if not, identifying the respective leases in default and the location of the affected leased Property.

    (e) promptly after the filing thereof with the SEC, all other reports filed with the SEC; and

    (f) such other information concerning the Borrower and its Subsidiaries and the Collateral as the Bank may from time to time reasonably request, including without limitation detailed schedules of accounts receivable and inventory constituting Collateral.

    Section 6.2 Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain insurance in full force and effect with insurance companies reasonably acceptable to the Bank, on all of its properties of an insurable nature in such manner and amounts and against such casualties and contingencies as similar assets are customarily insured by companies of established reputation which own similar assets and against such other casualties or contingencies as the Bank may reasonably require. Such insurance policies shall be with insurance companies of recognized standing. Each and every policy of insurance maintained by the Borrower covering Collateral shall name the Bank as "Loss Payee" for insured losses exceeding $500,000 and shall provide for a minimum of 30 days' prior written notice to the Bank of any cancellation. The Borrower will furnish evidence of such insurance to the Bank upon the written request by the Bank.

    Section 6.3 Taxes. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge all taxes, assessments and governmental and other charges and claims levied or imposed on or which, if unpaid when due, might become a lien or charge upon its assets, earnings or business; except such taxes as are being contested in good faith and against which adequate reserves have been provided in accordance with GAAP.

    Section 6.4 Conduct of Business. The Borrower will take or cause to be taken all such actions as from time to time may be necessary to preserve and keep in full force and effect the Borrower's and each of its Subsidiaries' corporate existence under the laws of its state of incorporation and franchises in every jurisdiction in which the nature of its business requires it to be qualified, if the failure to so qualify would have a material adverse effect on the Borrower or such Subsidiary, and to continue to conduct and operate its respective business and financial affairs substantially as such affairs have been conducted and operated. The Borrower will, and cause each of its Subsidiaries to, maintain, preserve, protect, and keep all of its assets material to the operation of its business in good condition, reasonable wear and tear excepted.

    Section 6.5 Use of Proceeds. The Borrower shall use the proceeds of the Advances solely for working capital and other general corporate purposes, and not for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying within the meaning of Regulation U any "margin stock" as defined therein.

    Section 6.6 Notification of Adverse Events. The Borrower will give the Bank prompt and full written notice of:

          (a)  the occurrence of any Default or Event of Default; and

    (b) any form of notice, summons, citation or other written or oral communication received by the Borrower or any of its Subsidiaries from the EPA, or any other Governmental Authority, concerning (i) material violations or alleged material violations of Environmental Laws, which seeks to impose material liability therefor, (ii) any action or omission on the part of the Borrower or such Subsidiary in connection with Hazardous Substances which could reasonably be expected to result in the imposition of liability therefor, which liability, if imposed, could reasonably be expected to cause a Material Adverse Change, including without limitation any notice of potential responsibility under CERCLA, or (iii) a Lien upon any Collateral, or a Lien arising under any Environmental Law against or in connection with the Borrower or such Subsidiary, or any of its leased or owned Property, wherever located, if the effect of such Lien could reasonably be expected to cause a Material Adverse Change;

    (c) any confirmed plan to open a new sales or production facility which would involve moving inventory of the Borrower into any state in which the Bank has not filed a financing statement;

    (d) any other event or occurrence which could reasonably be expected to cause a Material Adverse Change.

    Section 6.7 Costs. The Borrower will reimburse the Bank on demand for all reasonable out-of-pocket costs and expenses of the Bank, including without limitation charges and disbursements of legal counsel for the Bank (not to exceed $10,000 for legal fees in the case of legal fees associated with the initial negotiation and preparation of this Agreement and the other Loan Documents), in connection with the transactions contemplated by this Agreement and all other Loan Documents and the preparation of, amendment to, or waiver of any provision in this Agreement and such other Loan Documents, or arising in connection with the enforcement of the Loan Documents.

    Section 6.8 Inspection. The Borrower will permit such person or persons as the Bank may designate to visit and inspect its assets, books and records and make copies of and take extracts from such books and records and discuss with its officers, independent accountants and other persons its affairs, finances and accounts at all such times during reasonable business hours and as often as the Bank may reasonably desire.

    Section 6.9 Accounting. The Borrower will at all times keep proper books of record and account in which entries, true and correct in all material respects, will be made of its transactions in accordance with GAAP.

    Section 6.10 Compliance with Legal Requirements. The Borrower will comply, and cause each of its Subsidiaries to comply at all times with all Legal Requirements of any Governmental Authority having jurisdiction over it or its business. Without limiting the generality and coverage of the foregoing, the Borrower will comply in all material respects with all Environmental Laws, and all laws, regulations, or directives with respect to equal employment opportunity and employee health and safety in all jurisdictions in which the Borrower does business. The Borrower shall promptly take, and cause each of its Subsidiaries to promptly take all appropriate Responses, remedial, corrective, cleanup, or restoration action concerning the Release, discharge, or disposal of any Hazardous Substance.

                                  ARTICLE VII
                               NEGATIVE COVENANTS

    Until the Commitment has terminated and all Letters of Credit have expired or been terminated and the Bank has received full payment of the Indebtedness, the Borrower covenants and agrees that, without the prior written consent of the Bank:

    Section 7.1  Financial Covenants.

    (a) The Borrower will not permit its consolidated Tangible Net Worth to be less than $30,000,000 as of the last Business Day of each calendar quarter.

    (b) The Borrower will not permit the ratio of its consolidated Total Indebtedness to consolidated Tangible Net Worth to be greater than 1.0 to 1.0 as of the last Business Day of each calendar quarter.

    (c)  The Borrower will not permit its consolidated EBITDA to be less than
(i) for the two quarter period ending September 30, 1997, $2,100,000; (ii) for the three quarter period ending December 31, 1997, $3,200,000; and (iii) for each rolling four quarter period ending on the last day of each March, June, September and December thereafter, commencing with the four quarter period ending March 31, 1998, the amount set forth below:

             Period Ended         Minimum EBITDA
             ------------         --------------
             3/31/98              $ 4,000,000
             6/30/98              $ 4,800,000
             9/30/98              $ 5,600,000
             12/31/98             $ 5,900,000
             3/31/99              $ 6,200,000
             6/30/99              $ 6,600,000
             9/30/99              $ 8,100,000
             12/31/99             $ 8,200,000
             3/31/00              $ 8,600,000
             6/30/00              $ 9,000,000
             9/30/00              $ 9,300,000
             12/31/00             $ 9,600,000
             3/31/01              $ 9,800,000
             6/30/01              $10,000,000
             9/30/01              $10,300,000


    Section 7.2 Dividends, Distributions, Redemptions. The Borrower will not declare or pay, or permit any of its Subsidiaries (other than a wholly-owned Subsidiary) to declare or pay any dividend on any shares of its capital stock (other than dividends payable in shares of its capital stock) or purchase, redeem or acquire for value (other than in exchange for shares of the Borrower's or such Subsidiary's capital stock) any shares of the Borrower's or such Subsidiary's capital stock of any class if, immediately after giving effect thereto, a Default shall have occurred and be continuing.

    Section 7.3 Transactions with Affiliates. The Borrower will not make or permit any Subsidiary to make any sale to or purchase from, undertake any sale-leaseback transaction with, make payment for services rendered by or enter into any other transaction with, any Affiliate, or any officer, director or holder of five percent (5%) or more of any class of stock of any Affiliate, unless in each case, such sale or purchase is made or such services are rendered or such other transaction is effected on terms and conditions at least as favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a similar transaction with a person other than such Affiliate, officer, director or shareholder; provided, however, that the Borrower may continue to provide goods or services to ABF Freight System, Inc., a Delaware corporation ("ABF"), which is a Subsidiary of ABC, pursuant to terms substantially similar to previous transactions with ABF which do not adversely affect the financial position of the Borrower in any material respect.

    Section 7.4 Disposition of Receivables. The Borrower will not, and will not permit any of its Subsidiaries to sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to it, with or without recourse, except to the Bank or to which the Bank consents, which consent shall not be unreasonably withheld. The Bank will not unreasonably withhold its consent pursuant to this Section 7.4 and, in connection with any transaction so consented to will release any Liens it may hold, if necessary.

    Section 7.5 Other Business. The Borrower will not, and will not permit any of its Subsidiaries to engage in any business other than substantially the business in which it is presently engaged.

    Section 7.6 Loans, Advances and Investments. The Borrower will not, and will not permit any of its Subsidiaries to make or permit to remain outstanding any loans or advances to or investments in any Person, except Permitted Loans and Investments.

    Section 7.7 Corporate Transactions. The Borrower will not, and will not permit any of its Subsidiaries to consolidate with or merge with or into any other corporation or partnership or sell, lease, transfer or otherwise dispose of all or substantially all of its Property.


                                  ARTICLE VIII
                                    REMEDIES

    Section 8.1 Events of Default. Each of the following shall be an "Event of Default" for purposes of this Agreement:

    (a) The Borrower fails to pay when due any amount of principal or interest under the Note, or any other amount payable pursuant to this Agreement or any other Loan Document;

    (b) Any representation or warranty made by the Borrower in the Loan Documents proves to have been inaccurate at the time it was made or deemed made in any material respect;

    (c) The Borrower fails to perform any term, covenant (other than the covenants contained in Section 6.7 and Article VII hereof) or condition in the Loan Documents and such failure continues for a period of 30 days or more after the earlier of (i) the Borrower's knowledge of such failure or (ii) notice of such failure from the Bank;

    (d) The Borrower violates any covenant contained in Section 6.6 or Article VII hereof;

    (e) The Borrower or any of its Subsidiaries suffers a judgment against it which, within 30 days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal unless (i) such judgment is adequately covered by insurance or (ii) adequate reserves with respect to such judgment have been established and the aggregate amount of all such judgments not adequately covered by insurance is not in excess of $2,500,000;

    (f) The Borrower or any of its Subsidiaries (i) admits in writing its inability to pay its debts generally as they become due or is generally not paying its debts as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency act or other act for the relief or aid of debtors; (iii) makes an assignment for the benefit of its creditors; (iv) consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent or trustee of itself or of the whole or any substantial part of its property and assets, or (v) files a petition or answer seeking for itself, or consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy laws or any other applicable law, or fails to deny the material allegations of or to contest any such petition filed against it;

    (g) A court of competent jurisdiction enters an order, judgment or decree appointing a receiver, liquidator, fiscal agent or trustee of the Borrower or any of its Subsidiaries, or of the whole or any substantial part of its Properties, or a petition is filed and not dismissed within sixty (60) days against the Borrower or any of its Subsidiaries, seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy laws or any other applicable law adjudicating the Borrower or any of its Subsidiaries, a bankrupt without the consent or acquiescence of the Borrower or such Subsidiary;

    (h   (i) ABC or any of its Subsidiaries shall sell any shares of the common stock of the Borrower owned by ABC or such Subsidiary as of the date of this Agreement (as reflected in the Borrower's S-1 Prospectus filed with the SEC on July 3, 1991), or (ii) ABC, any employee stock option plan of the Borrower, and officers and directors of the Borrower, shall collectively own, directly or indirectly, less than 40% of the issued and outstanding common stock of the Borrower;

    (i   Default in the payment when due, whether by acceleration or otherwise, of any other Debt of the Borrower or any of its Subsidiaries exceeding $2,500,000 individually or in the aggregate, or default in the performance or observance of any obligation or condition with respect to any other Debt of the Borrower or any of its Subsidiaries exceeding $2,500,000 individually or in the aggregate, if the effect of any such default is to accelerate or (with the giving of notice or lapse of time or both) permit the acceleration of the maturity of any such Debt;

    (j   (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan and such prohibited transaction shall continue uncorrected for 10 days after notice of the existence of such prohibited transaction has been given to the Borrower by the Department of Labor, the Internal Revenue Service or any other Person, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings by the PBGC shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to

Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (iv) any Plan shall terminate for purposes of Title IV of ERISA, or (v) any other event or condition shall occur or exist with respect to a Plan and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower to any tax, penalty or other liabilities which in the aggregate would be material in relation to the business, operations, property or financial or other condition of the Borrower;

    (k   the occurrence of a Material Adverse Change; or

    (l   the Borrower shall fail to cure any payment default under a Defaulted
Lease within 90 days.

    Section 8.2  Optional Acceleration of Maturity.  Except as provided in
Section 8.3 hereof, upon the occurrence and during the continuance of an Event of Default, the Bank shall have the right by notice to the Borrower to (i) terminate the Commitment and (ii) accelerate the maturity of the Note and all liabilities and obligations of the Borrower under the Loan Documents, and, at the option of the Bank, to declare such obligations due and payable forthwith, and all such liabilities and obligations (including without limitation all contingent obligations of the Borrower in connection with Letters of Credit) shall thereafter be due and payable in full by the Borrower to the Bank, without presentment, demand, protest, notice of intent to accelerate, or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

    Section 8.3 Automatic Acceleration of Maturity. Upon the occurrence of any of the Events of Default specified in Sections 8.1(f) and 8.1(g) hereof with respect to the Borrower, the Commitment shall automatically and immediately terminate, and all liabilities and obligations of the Borrower under the Loan Documents (including without limitation all contingent obligations of the Borrower in connection with Letters of Credit) shall be automatically and immediately due and payable in full, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Borrower.

    Section 8.4 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Bank may proceed to protect and enforce rights by suit in equity or action at law, whether for the specific performance of any term contained in this Agreement, the Note, or any other Loan Document, or for an injunction against any breach of any such term or in aid of the exercise of any power granted in this Agreement, the Note, or any other Loan Document, or may proceed to enforce the payment of the Note or to enforce any other legal or equitable right, or may take any one or more of such actions. No right, power or remedy of the Bank conferred in the Loan Documents, or now or hereafter existing at law, in equity or admiralty, by statute or otherwise, shall be exclusive, and each such right, power or remedy shall, to the full extent permitted by law, be cumulative and in addition to every other such right, power or remedy.

    Section 8.5 Collateral Account. The Borrower hereby agrees that any funds collected under Sections 2.9, 8.2 and 8.3 hereof as a result of contingent obligations of the Borrower under outstanding Letters of Credit shall be held by the Bank in a deposit account as cash collateral securing the Indebtedness (including without limitation such contingent obligations) and shall be subject to withdrawal only by the Bank to satisfy such Indebtedness (including without limitation such contingent obligations). The Borrower hereby grants to the Bank a Lien upon, and right of set-off against the balance from time to time in such account to secure the Indebtedness. In the event any outstanding Letter of Credit expires undrawn, and provided no Default or Event of Default is then existing, and, in the case of funds collected under Section 2.9 hereof, if no Borrowing Base deficiency would result, the Bank shall release to the Borrower proceeds of such account equal to the undrawn amount of such expired Letter of Credit.


                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.1 Notices. All notices and other communications provided for herein shall be delivered or mailed and addressed as follows:

         To the Borrower:     Treadco, Inc.
                              1101 South 21st Street
                              Fort Smith, Arkansas   72901
                              Telephone: (501) 788-6400
                              Telecopy: (501) 788-6486
                              Attention:  John R. Meyers, President

         with a copy to:
                              Arkansas Best Corporation
                              3801 Old Greenwood Road
                              Fort Smith, Arkansas  72903
                              Telephone:  ( 501) 785-6157
                              Telecopy:  (501) 785-6124
                              Attention:  David E. Loeffler, Vice President-
                                            Chief Financial Officer

         To the Bank:         Societe Generale,
                              Southwest Agency
                              4800 Trammell Crow Center
                              2001 Ross Avenue
                              Dallas, Texas  75201
                              Telephone: (214) 979-2777
                              Telecopy:  (214) 979-1104

         Attention:           Mr. Louis Parkerson Laville, III
                              Vice President

                              and

                              Ms. Terri Jones
                              Operations

or addressed to any party at such other address as such party shall hereafter furnish to the other party in writing. Such notices or communications shall be deemed to have been duly given when so delivered or, if mailed, five days after deposited in the U.S. Mail, certified, first class, postage prepaid, or in the case of notice by telecopy, when received in a clear and comprehensible fashion addressed as set forth above; provided that all payments made to the Bank and all requests for Advances under Article II hereof shall be deemed to have been made at such time as such payments or requests are actually received by the Bank.

    Section 9.2 Amendments and Waivers. This Agreement may not be amended except in writing executed by the Bank and the Borrower. Each waiver of any of the terms or conditions hereunder shall be in writing and executed by the Bank.

    Section 9.3 Participations. The Bank may sell participations to one or more banks or other financial institutions (each, a "Participant") in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances and the
Note) provided, however, that the Bank will give the Borrower prior notice of such participation, identifying the Participant, and (i) the Bank's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) the Bank shall remain solely responsible to the Borrower hereto for the performance of such obligations,
(iii) the Bank shall remain the holder of the Note for all purposes of this Agreement, and (iv) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. The Borrower hereby agrees that Participants shall have the same rights under Sections 2.5, 2.7, 2.11 and 9.9 hereof as the Bank to the extent of their respective participations.

    Section 9.4 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    Section 9.5 Successors and Assigns. This Agreement and the other Loan Documents shall inure to the benefit of the Bank and its successors and assigns and shall be binding upon the Borrower and its successors and assigns. The Borrower's obligations and rights under this Agreement and the other Loan Documents may not be assigned by the Borrower.

    Section 9.6 Severability. If any provision of this Agreement is rendered or declared invalid, illegal or ineffective by reason of any existing or subsequently enacted legislation or by decree of a court of competent jurisdiction, such legislation or decree shall not impair, invalidate or nullify the remainder of this Agreement which shall remain in full force and effect.

    Section 9.7 Interpretations. In the event that any representations, warranties, covenants or agreements contained in this Agreement directly conflict with provisions relating to the same subject matter in any of the Loan Documents, the provisions of this Agreement shall be controlling for all purposes.

    Section 9.8 Usury Not Intended. No provision of this Agreement, the Note or any other Loan Document executed in connection herewith shall require or be construed to require the payment or permit the charging or collection of interest in an amount or at a rate in excess of the maximum non-usurious rate under applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in the Note or otherwise in connection with the Advances, the provisions of this Section 9.8 shall govern and prevail, and neither the Borrower nor the sureties, guarantors, successors or assigns of the Borrower shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. In the event the Bank ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum non-usurious rate shall be applied as a payment and reduction of the principal indebtedness evidenced by the Note; and, if the principal amount of the Note has been paid in full, any remaining excess shall forthwith be paid to the Borrower. All amounts paid in connection with this Agreement and the Note which would under applicable laws be deemed to be "interest" shall, to the extent permitted by such applicable laws, be amortized, prorated, allocated and spread throughout the full term of this Agreement and the Note.

    Section 9.9 Indemnification. The Borrower hereby agrees to indemnify the Bank, and each affiliate thereof and its directors, officers, employees, agents and counsel ("Indemnified Persons") from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, that arise out of, result from, or relate to (i) any actual or proposed use by the Borrower of the proceeds of any Advance, (ii) any breach by the Borrower of any representation, warranty, covenant, or other provision of this Agreement or any other Loan Document, (iii) any Environmental Claim, Environmental Permit, requirement of Environmental Laws, or any Release or threatened Release of Hazardous Substances, concerning or relating to the present or previously-owned or operated properties, operations, or business of the Borrower, (iv) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse each Indemnified Person upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding, other than any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Indemnified Person.

    Section 9.10 Confidentiality. The Bank may furnish any information concerning the Borrower in the possession of the Bank from time to time to participants (including prospective participants); provided that, prior to any such disclosure, the participant or proposed participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Bank.

    Section 9.11 Survival of Certain Provisions. Notwithstanding anything herein or in any other Loan Document to the contrary, the provisions set forth in Sections 2.6, 2.7, 2.11 and 9.9 hereof shall survive the payment in full of the Indebtedness and the termination of this Agreement.

    Section 9.12 Governing Law. THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. PURSUANT TO ARTICLE 15.10(B) OF CHAPTER 15 ("CHAPTER 15") OF THE TEXAS CREDIT CODE, THE PARTIES HERETO EXPRESSLY AGREE THAT CHAPTER 15 SHALL NOT APPLY TO THIS AGREEMENT OR TO ANY ADVANCE, NOR SHALL THIS AGREEMENT OR ANY ADVANCE BE GOVERNED BY OR BE SUBJECT TO THE PROVISIONS OF CHAPTER 15 IN ANY MANNER WHATSOEVER.

    PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY'S AUTHORIZED REPRESENTATIVE.

    THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN

AGREEMENT. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

    EXECUTED AS OF THE 30TH DAY OF SEPTEMBER, 1997.

                          TREADCO, INC.


                          /S/  DAVID E. LOEFFLER
                          ----------------------
                          DAVID E. LOEFFLER
                          VICE PRESIDENT - CFO
                          SOCIETE GENERALE, SOUTHWEST AGENCY


                          /S/ LOUIS P. LAVILLE, III
                          -------------------------
                          LOUIS PARKERSON LAVILLE, III
                          VICE PRESIDENT